Exhibit l.1

[K&L GATES LLP LETTERHEAD]

February 3, 2010

Nuveen North Carolina Dividend Advantage Municipal Fund 3

333 West Wacker Drive

Chicago, Illinois 60606

Ladies and Gentlemen:

Nuveen North Carolina Dividend Advantage Municipal Fund 3

We have acted as counsel for Nuveen North Carolina Dividend Advantage Municipal Fund 3 (the “Fund”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of certain of its MuniFund Term Preferred Shares, Series 2015 (the “Shares”) in registration statement no. 333-163498 on form N-2 as it is proposed to be amended by pre-effective amendment no. 1 (as proposed to be amended, the “Registration Statement”).

In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the Fund’s agreement and declaration of trust and by-laws, actions of the board of trustees of the Fund authorizing the issuance of shares of the Fund and the Registration Statement.

We assume that, upon sale of the Shares, the Fund will receive the authorized consideration therefor.

Based upon the foregoing, we are of the opinion that when the Shares are issued and sold after the Registration Statement has been declared effective and the authorized consideration therefor is received by the Fund, they will be legally issued, fully paid and nonassessable by the Fund, except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for obligations of the Fund.

In rendering the foregoing opinion, we have relied upon the opinion of Bingham McCutchen LLP expressed in their letter to us dated February 2, 2010, and our opinion includes the same assumptions and qualifications that are set forth in such letter.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

Very truly yours,

/s/ K&L Gates LLP
K&L Gates LLP